AMENDMENT TO
BIOTIME, INC. 2012 EQUITY INCENTIVE PLAN

Background

A. On August 9, 2019 (the “Effective Date”), BioTime, Inc. amended Article I of its Restated Articles of Incorporation to change its name from “BioTime, Inc.” to “Lineage Cell Therapeutics, Inc.”

B. Section 13.1 of the BioTime, Inc. 2012 Equity Incentive Plan (as amended, the “Plan”) provides, in pertinent part, that the Board of Directors (the “Board”) of Lineage Cell Therapeutics, Inc. (the “Company”) at any time, and from time to time, may amend the Plan; provided that, subject to certain limited exceptions, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any Applicable Laws (as defined in the Plan), and at the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval.

C. Pursuant to Section 13.1 of the Plan the Board desires to amend the Plan as of the Effective Date to reflect the change in name.

D. The Board, upon advice from counsel, has determined that shareholder approval of the amendment is not necessary to satisfy any Applicable Laws.

Amendment

1. As of the Effective Date, the title of the Plan shall be the “Lineage Cell Therapeutics, Inc. 2012 Equity Incentive Plan.”

2. All references to “BioTime, Inc.,” “BioTime” and similar references in the Plan, in any outstanding Award Agreements (as defined in the Plan) and in any other documents and materials related to the Plan shall be deemed to be references to “Lineage Cell Therapeutics, Inc.” and “Lineage.”